JULIUS BAER INVESTMENT FUNDS
N-SAR Filing dated 10/31/2006

JULIUS BAER INVESTMENT FUNDS

77I

On July 24, 2006, four new funds, Julius Baer U.S. Microcap Fund, Julius Baer U.S. Smallcap Fund, Julius Baer U.S. Midcap Fund and Julius Baer U.S. Multicap Fund, series of the Julius Baer Investment Funds, commenced operations.